April 16, 2015

First Security Benefit Life Insurance
   and Annuity Company of New York
800 Westchester Avenue, Suite 641 N.
Rye Brook, NY 10573

Subj:                      Variable Annuity Account A

Dear Sir/Madam:

This letter is in reference to the Registration Statement of the Variable Annuity Account A of which First Security Benefit Life Insurance and Annuity Company of New York (hereinafter “FSBL”) is the Depositor. Said Registration Statement is being filed with the Securities and Exchange Commission for the purpose of registering the variable annuity contracts issued by FSBL under such variable annuity account which will be sold pursuant to an indefinite registration.

I have examined the Declaration and Certificate of Incorporation and bylaws of FSBL, minutes of the meetings of its Board of Directors and other records, and pertinent provisions of the New York insurance laws, together with applicable certificates of public officials and other documents which I have deemed relevant. Based on the foregoing, it is my opinion that:

1.	FSBL is duly organized and validly existing as a stock life insurance company under the laws of New York.

2.	Variable Annuity Account A of FSBL has been validly created as a Separate Account in accordance with the pertinent provisions of the insurance laws of New York.

3.	FSBL has the power, and has validly and legally exercised it, to create and issue the variable annuity contracts which are administered within and by means of Variable Annuity Account A of FSBL.

4.
The amount of variable annuity contracts to be sold pursuant to the indefinite registration, when issued, will represent binding obligations of FSBL in accordance with their terms providing said contracts were issued for the considerations set forth therein and evidenced by appropriate policies and certificates.

I hereby consent to the inclusion in the Registration Statement of my foregoing opinion.

Respectfully submitted,

/s/ CHRIS SWICKARD

Chris Swickard, Esq.
Vice President, Associate General Counsel, and Assistant Secretary
First Security Benefit Life Insurance
  and Annuity Company of New York